Registration No. 333-24449


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                AMENDMENT NO. 1
                                       to

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                         BARRETT BUSINESS SERVICES, INC.
             (Exact name of registrant as specified in its charter)
           Maryland                                        52-0812977
(State or other jurisdiction of                (IRS Employer Identification No.)
 incorporation or organization)
                            4724 S.W. Macadam Avenue
                             Portland, Oregon 97201
                            Telephone (503) 220-0988
          (Address and telephone number of principal executive offices)

                               WILLIAM W. SHERERTZ
                                    President
                         BARRETT BUSINESS SERVICES, INC.
                            4724 S.W. Macadam Avenue
                             Portland, Oregon 97201
                            Telephone (503) 220-0988
           (Name, address, and telephone number of agent for service)
                                   ----------
                                   Copies to:
                    Miller, Nash, Wiener, Hager & Carlsen LLP
                              111 S.W. Fifth Avenue
                           Portland, Oregon 97204-3699
                              Attn: Mary Ann Frantz
                                 (503) 224-5858
                                   ----------
         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined in light of market conditions and other factors.
                                   ----------
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                   ----------


       The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
[GRAPHIC OMITTED]


                         BARRETT BUSINESS SERVICES, INC.



                                 157,443 SHARES
                           --------------------------

                                  COMMON STOCK
                           --------------------------


       This Prospectus covers 157,443 shares ("Shares") of common stock, $.01 par value per share ("Common Stock"), of Barrett Business Services, Inc. ("Company"), which may be offered for sale from time to time by the selling stockholders ("Selling Stockholders") identified under "Selling Stockholders" herein. The Company will receive no part of the proceeds of any such sales. Underwriting discounts and commissions will be paid by the Selling Stockholders. By agreement, costs of registration are being borne by the Company.

       See "Plan of Distribution" herein for a description of the manner in which the Shares may be sold.

       The Selling Stockholders and any broker-dealers who may participate in a sale of the Shares may be deemed to be statutory underwriters within the meaning of the Securities Act of 1933, as amended ("Securities Act"), and the commissions paid or discounts or concessions allowed to any of such broker-dealers by any person, as well as any profits received on the resale of the Shares if any of such broker-dealers should purchase any Shares as a principal, may be deemed to be underwriting discounts and commissions under the Securities Act.

       The last reported sale price of Common Stock on the NASDAQ National Market System on April __, 1997, was $______ per share. Prospective purchasers should obtain current information regarding the trading price of the Common Stock.

                           --------------------------


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this Prospectus is April __, 1997

                              AVAILABLE INFORMATION

       The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C.; 500 West Madison Street, Chicago, Illinois; and 7 World Trade Center, New York, New York. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. The address of the Commission's Web site is http://www.sec.gov.

       This Prospectus is part of a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information included in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement for further information regarding the Company.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


       The Company incorporates herein by reference (i) its annual report on Form 10-K for the year ended December 31, 1996, (ii) its current reports on Form 8-K dated April 2, 1997 and April 9, 1997, and (iii) the description of the Common Stock contained in Exhibit 99 to the Company's quarterly report on Form 10-Q for the quarter ended June 30, 1994.


       All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock to which this Prospectus relates shall be deemed to be incorporated by reference into this Prospectus.

       The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all the foregoing documents incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Requests should be directed to Michael D. Mulholland, Vice President-Finance, Barrett Business Services, Inc., 4724 S.W. Macadam Avenue, Portland, Oregon 97201, telephone (503) 220-0988.

                                   THE COMPANY

       Barrett Business Services, Inc. (the "Company"), is a leading human resource management company. The Company provides comprehensive outsourced solutions addressing the costs and complexities of a broad array of employment-related issues for small and mid-sized businesses. Its range of services and expertise in human resource management encompasses five major categories: payroll processing, employee benefits and administration, workers' compensation coverage, aggressive risk management and workplace safety programs, and human resource administration, which includes functions such as recruiting, interviewing, drug testing, hiring, placement, training, and regulatory compliance. These services are typically provided through a variety of contractual arrangements, as part of either a traditional staffing service or a professional employer organization ("PEO") service. Staffing services include on-demand or short-term staffing assignments, long-term or indefinite-term contract staffing, and comprehensive on-site personnel management responsibilities. In a PEO arrangement, the Company enters into a contract to become a co-employer of the client company's existing workforce and assumes responsibility for some or all personnel-related matters. The Company provides services to a diverse array of customers through a network of 24 branch offices in Oregon, California, Washington, Maryland, Delaware, Idaho, Michigan, and Arizona. It also has 21 smaller recruiting and staffing offices in its general market areas under the direction of a branch office.

       The Company was incorporated in the state of Maryland in 1965. The Company's principal executive offices are located at 4724 S.W. Macadam Avenue, Portland, Oregon 97201, and its telephone number is (503) 220-0988.

                              SELLING STOCKHOLDERS

       The following table sets forth the name of each Selling Stockholder, the amount of Common Stock owned by such Selling Stockholder at April 1, 1997, the number of Shares to be offered by such Selling Stockholder and the amount and percentage of Common Stock to be owned by such Selling Stockholder after completion of the offering assuming all the Shares are sold. The Shares to be offered by Herbert L. Hochberg and Ladenburg, Thalmann & Co. Inc. are issuable on exercise of warrants ("Warrants") issued by the Company for services in connection with the Company's initial public offering of Common Stock in June 1993. Such Shares are included as presently owned in the following table. Ladenburg, Thalmann & Co. Inc., of which Herbert L. Hochberg is an officer, was one of the managing underwriters of the initial public offering. The remaining 67,443 Shares were issued in connection with the Company's December 1995 acquisition of Strege & Associates, Inc.


                                  --------------------------------------------Common Stock-------------------------------

                                                                                                       Shares
                                                                                                     To Be Owned
            Name                           Shares                         Shares                    After Offering
                                       Presently Owned                 To Be Offered              Number     Percent
                                       ---------------                 -------------              ------     -------

Herbert L. Hochberg                         35,000                        30,000                  5,000        *


Ladenburg, Thalmann                         60,000                        60,000                    --         --
& Co. Inc.

Kenneth D. Strege and                       67,443                        67,443                    --         --
Carolyn S. Strege
Living Trust

--------------
*  Less than 1% of outstanding Common Stock.

                              PLAN OF DISTRIBUTION

       The Shares may be offered from time to time by the Selling Stockholders in the over-the-counter market at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. Certain of the Shares may be sold pursuant to Rule 144 under the Securities Act of 1933 rather than this Prospectus.

                                  MISCELLANEOUS

       No person has been authorized to give any information or to make any representation other than those contained in this Prospectus in connection with this offering and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Selling Stockholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to purchase any of the Shares in any jurisdiction to any person to whom such offer would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                                                      PART II
                                      INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The expenses of registration are being borne by the registrant as follows:

            Registration fee......................................................  $   667.94
            Accounting services...................................................    2,000.00*
            Legal services........................................................    5,000.00*
            Miscellaneous.........................................................      332.06*
                                                                                    ----------
                   Total..........................................................  $ 8,000.00*
                                                                                    ==========

----------------------
*Estimated

Item 15.  Indemnification of Directors and Officers.

Indemnification


         Section 2-312 of the Maryland General Corporation Law (the "Act") provides that any director held liable for an unlawful distribution in violation of Section 2-311 of the Act or the corporation's charter is entitled to contribution from (i) every other director who could be held liable under
Section 2-312 of the Act for the unlawful distribution and (ii) each stockholder for the amount the stockholder accepted knowing the distribution was made in violation of Section 2-311 of the Act or the corporation's charter.

         Under Section 2-418 of the Act, a person who is made a party to a proceeding because such person is or was an officer or director of a corporation (an "Indemnitee") shall be indemnified by the corporation (unless the corporation's charter provides otherwise) against reasonable expenses incurred by the Indemnitee in connection with the proceeding if the Indemnitee is successful on the merits or otherwise or if ordered by a court of competent jurisdiction. In addition, under said section a corporation is permitted to indemnify an Indemnitee against liability incurred in a proceeding unless (i) the Indemnitee's act or omission was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (ii) the Indemnitee actually received an improper personal benefit in money, property, or services; (iii) in the case of a criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful; (iv) the Indemnitee was adjudged liable to the corporation in a proceeding by or in the right of the corporation; or (v) the Indemnitee was adjudged liable on the basis that he or she improperly received a personal benefit.

         As authorized by the Act, Article V of the registrant's Articles of Amendment and Restatement (the "Charter") provides that the registrant shall indemnify each of its officers and directors to the fullest extent permissible under the Act, as the same exists or may hereafter be amended, against all liabilities, losses, judgments, penalties, fines, settlements and reasonable expenses (including attorney fees) incurred or suffered by such person by reason of or arising from the fact that such person is or was an officer or director of the registrant or is or was serving at the request of the registrant as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Such indemnification continues as to a person who has ceased to be a director, officer, partner, trustee, employee or agent and inures to the benefit of his or her heirs, executors, and administrators.

         The registrant has entered into an indemnification agreement with each of its directors. Each such agreement provides that the registrant will indemnify the director to the full extent authorized or permitted by the Act or any other applicable statute or the registrant's Charter or Bylaws or any amendment thereof against any obligation to pay a judgment, settlement, penalty, fine or reasonable expenses, including attorney fees (any of the foregoing, a "Liability") incurred in connection with any claim (as defined therein), including a claim by or in the right of the registrant; provided that no indemnity shall be paid by the registrant (i) if a final decision by a court having jurisdiction shall determine that such indemnification is unlawful, (ii) on account of acts or omissions by the director which are finally adjudged to have been not in good faith or to have involved intentional misconduct or a knowing violation of law, or (iii) on account of Liability under Section 16(b) of the Securities Exchange Act of 1934 or any similar provision of federal or state statutory law.

Insurance

         The registrant maintains directors' and officers' liability insurance under which the registrant's directors and officers are insured against loss (as defined) as a result of claims brought against them based upon their acts or omissions in such capacities, including civil liabilities under the Securities Act of 1933.


Item 16.  Exhibits.

         The following exhibits are filed herewith:

Exhibit                             Description of Exhibit
-------                             ----------------------

  4.1 Articles III, VI, VII and VIII of the registrant's Charter, as amended. Incorporated by reference to Exhibit 3 to the registrant's quarterly report on Form 10-Q for the quarter ended June 30, 1994.

  4.2             Article I,  Sections 2 and 10 of  Article  II,  Article VI and
                  Article VII of the registrant's Bylaws. Incorporated by reference to Exhibit 3.2 to the registrant's Annual Report on Form 10-K for the year ended December 31, 1996.

  5 Opinion of Miller, Nash, Wiener, Hager & Carlsen LLP as to validity of securities.*

 23.1             Consent of Price Waterhouse LLP, independent accountants.*

 23.2 Consent of Miller, Nash, Wiener, Hager & Carlsen LLP (included in Exhibit 5).

 24               Power of attorney.*

-----------------
* Previously filed.


Item 17.  Undertakings.

         (a)  The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include  any  prospectus  required  by Section
                  10(a)(3) of the Securities Act of 1933 ("Securities Act");

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The undertaking of the registrant in the preceding sentence does not apply to insurance against liability arising under the Securities Act.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Portland, state of Oregon, on the 10th day of April, 1997.


                                      BARRETT BUSINESS SERVICES, INC.
                                      (Registrant)

                                      By  /s/  Michael D. Mulholland
                                               Michael D. Mulholland
                                               Vice President-Finance


         Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities indicated as of the 10th day of April, 1997.


                    Signature                                              Title
                    ---------                                              -----

         (1)  Principal Executive Officer and
              Director:

         /s/ William W. Sherertz                              President and Chief Executive
                  William W. Sherertz                         Officer and Director

         (2)  Principal Financial Officer:

         /s/ Michael D. Mulholland                            Vice President-Finance
                  Michael D. Mulholland

         (3)  Principal Accounting Officer:


         /s/ James D. Miller                                  Controller
                   James D. Miller

         (4)  A majority of the Board
              of Directors:

                  ROBERT R. AMES*                             Director
                  JEFFREY L. BEAUDOIN*                        Director
                  STEPHEN A. GREGG*                           Director
                  ANTHONY MEEKER*                             Director
                  STANLEY G. RENECKER*                        Director


        *By  /s/ Michael D. Mulholland
                    Michael D. Mulholland
                      Attorney-in-fact

                                  EXHIBIT INDEX


Exhibit                             Description of Exhibit
-------                             ----------------------

  4.1 Articles III, VI, VII and VIII of the registrant's Charter, as amended. Incorporated by reference to Exhibit 3 to the registrant's quarterly report on Form 10-Q for the quarter ended June 30, 1994.

  4.2             Article I,  Sections 2 and 10 of  Article  II,  Article VI and
                  Article VII of the registrant's Bylaws. Incorporated by reference to Exhibit 3.2 to the registrant's Annual Report on Form 10-K for the year ended December 31, 1996.

  5 Opinion of Miller, Nash, Wiener, Hager & Carlsen LLP as to validity of securities.*

 23.1             Consent of Price Waterhouse LLP, independent accountants.*

 23.2 Consent of Miller, Nash, Wiener, Hager & Carlsen LLP (included in Exhibit 5).

 24               Power of attorney.*

-----------------
* Previously filed.